Exhibit 3.2

Amendment No. 1
to the
Trust Agreement
of
Jura Pentium Trust 13

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of October 27, 2025, by and between 21Shares US LLC, as depositor (the “Depositor”) of the Jura Pentium Trust 13 (the “Trust”), and CSC DELAWARE TRUST COMPANY, as trustee of the Trust, to amend that certain Trust Agreement, dated July 24th, 2025, by and between the Depositor and the Trustee (the “Trust Agreement”).

The Trustee and the Depositor agree to amend the Trust Agreement pursuant to Section 3806(b)(9) of the Delaware Act as follows:

1.	The name of the Trust, as specified in paragraph 1 of the Trust Agreement, shall be amended to “21Shares Hyperliquid ETF.”

The Sponsor hereby authorizes and directs the Trustee to execute and deliver (i) this Amendment, and (ii) that certain certificate of amendment to the certificate of trust, in substantially the form attached hereto as Exhibit A, and file such certificate of amendment with the Secretary of State of the State of Delaware on or about the date hereof. The Sponsor certifies it has the power and authority under the Trust Agreement to direct the Trustee, and all action taken by the Trustee in connection with this Amendment is covered by the fee and indemnification provisions set forth in the Trust Agreement. The parties further agree that all other terms of the Trust Agreement shall remain in full force and effect. Capitalized terms used herein shall have the meaning prescribed to them in the Trust Agreement. Sections 8 and 9 of the Trust Agreement are hereby incorporated by reference.

[Signature page to the Amendment No. 1 to the Trust Agreement follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment No. 1 to the Trust Agreement as of the day and year first above written.

CSC DELAWARE TRUST COMPANY, as Trustee

By:	/s/James Grier
	Name:	James Grier
	Title:	Vice President

21Shares US LLC, as Depositor of Jura Pentium Trust 13

By:	/s/W. Wayne Miao
	Name:	W. Wayne Miao
	Title:	CLO